PRESS RELEASE

Juniata Valley Financial Corp. Announces 7.7% Increase in Second Quarter Earnings and Declares
Regular Dividend

Mifflintown, PA –July 19, 2007— Francis J. Evanitsky, President and Chief Executive Officer of Juniata Valley Financial Corp. (OTC BB: JUVF), announced operating results for the second quarter of 2007. Net income for the second quarter of 2007 was $1,314,000, an increase of $94,000, or 7.7%, compared to the second quarter of 2006. Basic and diluted earnings per share increased 11.1% over the 2006 quarter, from $0.27 to $0.30. For the year-to-date period ending June 30, 2007, net income was $2,593,000, an increase of $169,000, or 7.0%, as compared to the first six months of 2006. Basic and diluted earnings per share increased by 7.4%, to $0.58 per share, in the first six months of 2007 as compared to the same period in 2006. Total assets on June 30, 2007 were $425.5 million, up 3.6% from a year ago.

Mr. Evanitsky commented that “We are pleased to report these favorable earnings results to our investors. Our earnings levels continue to be driven by a strong net interest margin and increased non-interest income”.

Net interest income was $3.9 million for the second quarter of 2007, as compared to $3.6 million in the same quarter in 2006, an improvement of 8.3%. The net interest margin on a fully tax-equivalent basis has increased 24 basis points from 3.87% to 4.11% when comparing the two years’ second quarters. One factor influencing the net interest margin improvement was deposit growth (primarily from the branch purchase consummated in the third quarter of 2006), which provided cash to eliminate short and long term debt, resulting in lower funding costs. The opportunity to re-invest maturing securities into higher-yielding bonds during the most recent periods has helped increase the net interest margin as well.

A loan loss provision of $23,000 was recorded in the second quarter of 2007, as compared to the provision of $30,000 in the previous year’s second quarter. An other-than-temporary impairment charge of $33,000 was recorded in June 2007 as a result of impairment in the common stock portfolio. Non-interest income in the second quarter of 2007, exclusive of securities gains and the impairment charge, exceeded non-interest income in the previous year’s second quarter by $121,000, or 13.4%. Non-interest expense increased by $305,000, or 11.0%, in the second quarter of 2007 as compared to the same period in 2006, partially as a result of staffing and other expenses associated with the addition of a new office in Richfield, PA that was acquired in the third quarter of 2006.

Year-to-date, comparing 2007 with 2006 results, net interest income was $513,000 higher, net interest margin was 26 basis points higher, the provision for loan losses was $30,000 higher, non-interest income was $248,000 higher and non-interest expense was $529,000 higher in 2007.

Annualized return on average equity for the second quarter and year-to-date in 2007 was 11.17% and 10.90%, respectively, comparing favorably to the prior year’s ratios for the same period of 10.29% and 10.27%, respectively. For the quarter and six months ended June 30, annualized return on average assets was 1.24% and 1.23%, respectively, in 2007, versus 1.18% for both periods in 2006.

Mr. Evanitsky also stated that, on July 17, 2007, Juniata Valley’s Board of Directors declared a regular quarterly dividend of $0.18 per share. The dividend is payable on September 1, 2007 to shareholders of record on August 15, 2007.

The Juniata Valley Bank, principal subsidiary of Juniata Valley Financial Corp., is headquartered in Mifflintown, Pennsylvania, with twelve community offices located in Juniata, Mifflin, Perry and Huntingdon Counties. More information regarding Juniata Valley Financial Corp. and The Juniata Valley Bank can be found online at www.JVBonline.com. Juniata Valley Financial Corp. trades over the counter under the symbol JUVF.OB.

*This press release may contain “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995, which is based on Juniata Valley’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties and, accordingly, actual results may differ materially from this “forward looking” information. Juniata Valley undertakes no obligation to publicly update or revise forward looking information, whether as a result of new, updated information, future events, or otherwise.